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                                                                    Exhibit 10.4

                    [Implant Sciences Corporation letterhead]



                                         March 20th, 1998


Alan D. Lucas
223 Beacon Street, Unit 1
Boston, MA 02116

Dear Alan,

         We are pleased to extend the following offer to you:

1.  Position:              V.P. Marketing and Director of Biomedical Sales

2.  Commencing:            March 23rd, 1998

3.  Responsibilities:      As directed time to time by myself. In general, your
                           responsibilities will be understood to include, without limitation, all actions and steps required to identify, organize, plan and execute the company's biomedical business development strategy; analyze its existing and proposed markets; examine and monitor its competitive environment; initiate and aid the company in securing corporate OEM/VAR alliances, and identify product and market expansion opportunities.
                           Your responsibilities will also include budgeting, organizing, and monitoring the company's marketing support services and requirements.

4.   Base Salary:          $90,000 per annum plus participation in the Company's
                           family medical insurance and dental/eyeglass plan and other benefits made available by the Company to its employees generally and as described in the accompanying letter.

5.  Bonus:                 For the periods,

                              (i) March 1998-June 1998, you will be
                              entitled to a cash bonus of $10,000 payable
                              July 15th 1998 subject only to your
                              continued employment at Implant Sciences
                              Corporation (ISC).

                              (ii) July 1998-June 1999, a performance
                              based cash bonus of up to a maximum of 50% of your annual base salary of which:

                                    (a) 25% of your base salary is payable if total biomedical sales for the Company's fiscal year ended June 30, 1999 (net of returns and


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                                    discounts) excluding sales derived from
                                    sales or services related to orthopedic
                                    total joint replacement (TJR) implants,
                                    increases by 50% from similarly defined
                                    sales for FY 1998. This portion of your
                                    bonus will be payable by July 15th 1999.

                                    (b) 25% of your base salary is payable if you introduce a Significant Customer and you significantly contribute to the closing of an exclusive transaction or agreement between ISC and the Significant Customer. A Significant Customer is defined as any corporation listed in Appendix A attached hereto or as subsequently mutually agreed to in writing by you and myself. A Significant Transaction is defined as any transaction that grosses ISC at least $250,000 in the 12 months immediately following the closing of an agreement with a Significant Customer. This portion of your bonus if awarded will be payable by July 15th 1999 but may be paid earlier once at least $100,000 in sales to the Significant Customer have been booked by ISC.

                                    (c) Any amount recommended by Akhund and agreed to by the company's President.

6.  Stock Option:          Incentive stock options to purchase 20,000 shares of
                           the Company's common stock at the IPO price vesting over 3 years commencing 12 months from your commencement date. All unvested options will expire upon termination of your employment.

7.  Paid Vacation:         Standard vacation policy of up to 2 weeks during your
                           1st year of employment with 1 extra day per year after 5 years of employment. Vacation times should be selected at times convenient to the Company's business.

8.  Confidentiality:       As a condition of and in consideration of your
                           employment with us you agree to abide by the terms of the accompanying Employee Agreement on Ideas, Inventions, and Confidential Information.

9.  Competitive
Activities:                As a condition of and in consideration of your
                           employment with us you agree that during your employment, and for a term of twelve (12) months following the termination of your employment with ISC you agree that you will not, directly or indirectly, work for, provide consulting services on your own behalf for, own an interest in (excluding a passive investment in a public company where you own less than 5% of the stock of such company), operate, join, control, or participate in, or be connected as an officer, employee, consultant, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, or person marketing products, goods, equipment, and/or services which directly



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                           or indirectly competes with the Corporation's
                           services or products or the Corporation's business, without the prior written consent of Corporation. This provision shall without exclusion or limitation to the foregoing apply to Spire Corporation, North American Scientific Corporation, Theragenics Corporation, Imagyn Corporation and International Isotopes Corporation.

         Alan, we look forward to having you join the team and to helping us take the company to the next level. This offer will remain open until the close of business on Monday, March 23rd, 1998. Please acknowledge your acceptance of this offer by signing and returning a copy of this letter to me.

                                                     Yours sincerely,


                                                      / s/ Erik Akhund
                                                      ----------------
                                                      Erik Akhund
                                                      E.V.P. and CFO

EA/dm
cc:      T. Armini



/s/Alan D. Lucas 3/23/98
------------------------
Agreed and accepted
Alan D. Lucas
223 Beacon Street
Boston, MA 02116



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